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                                                                    Exhibit 23.1
                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Click Commerce, Inc.:

     We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-54432, 333-62462, 333-70084) of Click Commerce, Inc. of our
reports dated January 29, 2002, with respect to the consolidated balance sheets of Click Commerce, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity (deficit) and cash flows, and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2001, which reports appear in the annual report on Form 10-K of Click Commerce, Inc. for the year ended December 31, 2001.

                                                     /S/ KPMG LLP

Chicago, Illinois
March 29, 2002